Exhibit 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made as of February 13, 2015, by and between ARE-SD REGION NO. 35, LLC, a Delaware limited liability company (“Landlord”), and RECEPTOS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of April 22, 2014, as amended by that certain First Amendment to Lease dated as of July 30, 2014 (“First Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Tenant leases from Landlord certain premises consisting of approximately 42,047 rentable square feet (“Original Premises”) in a building located at 3033 Science Park Road, San Diego, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Original Premises by adding that portion of the Building commonly known as (x) Suite A, containing approximately 12,808 rentable square feet of space, and (y) Suite B, containing approximately 10,670 rentable square feet, all as shown on Exhibit A attached to this First Amendment (collectively, the “Expansion Premises”), and (ii) adjust the rentable square footage of the Project.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.

Delivery. The “Expansion Premises Commencement Date” shall be the date that Landlord delivers the Expansion Premises to Tenant so that Tenant can commence construction of the Expansion Premises Tenant Improvements (as defined in the Expansion Premises Work Letter attached to this Second Amendment as Exhibit B) which delivery shall occur as soon as Landlord is reasonably able to deliver the same but in no event, except for Force Majeure, later than February 15, 2015. If Landlord fails to timely deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease and this Second Amendment shall not be void or voidable. The “Expansion Premises Rent Commencement Date” shall be the earlier of the date that (i) is 6 months after the Expansion Premises Commencement Date, and (ii) Tenant commences doing business in all or any portion of the Expansion Premises. Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date, the Expansion Premises Rent Commencement Date and the expiration date of the Lease in substantially the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as otherwise set forth in the Expansion Premises Work Letter or otherwise expressly provided in the Lease: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition as of the Expansion Premises Commencement Date.

Tenant agrees and acknowledges that, except as expressly provided in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use (as modified pursuant to Section 9 below).

3.

Definition of Premises and Rentable Area of Premises. Commencing on the Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on Page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That certain portion of (i) the 1st floor of the Building, containing approximately 511 rentable square feet, and the entire 3rd floor of the Building, containing approximately 41,536 rentable square feet (collectively, the “Original Premises”), and (ii) the 1st floor of the Building (x) commonly known as Suite A, containing approximately 12,808 rentable square feet, and (y) commonly known as Suite B, containing approximately 10,670 rentable square feet (collectively, the “Expansion Premises”), as determined by Landlord, all as shown on Exhibit A.”

“Rentable Area of Premises: 65,525 square feet”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this Second Amendment.

4.

Rentable Area of Project. Commencing on the Expansion Premises Commencement Date, the defined term “Rentable Area of Project” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Rentable Area of Project: 102,938 square feet”

5.	Base Rent.

a. Original Premises. Tenant shall continue paying Base Rent with respect to the Original Premises as provided in the Lease. For the avoidance of doubt, Base Rent with respect to the Original Premises shall be increased on each Adjustment Date during the Base Term, as extended pursuant to the terms of this Second Amendment.

b. Expansion Premises. Beginning on the Expansion Premises Rent Commencement Date, Tenant shall (in additional to Base Rent for the Original Premises) commence paying Base Rent with respect to the Expansion Premises at the rate of $3.25 per rentable square foot of the Expansion Premises per month. Thereafter, on each annual anniversary of the Expansion Premises Rent Commencement Date (each, an “Expansion Premises Adjustment Date”), Base Rent with respect to the Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date.

c. Expansion Premises Additional TI Allowance. In addition to the Expansion Premises Tenant Improvement Allowance (as defined in the Expansion Premises Work Letter), Landlord shall, subject to the terms of the Expansion Premises Work Letter, make available to Tenant the Expansion Premises Additional Tenant Improvement Allowance (as defined in the Expansion Premises Work Letter). Commencing on the Expansion Premises Rent Commencement Date and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Expansion Premises Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the Base Term, which interest shall begin to accrue on the date that Landlord first disburses such Expansion Premises Additional Tenant Improvement Allowance or any portion(s) thereof (“Expansion Premises TI Rent”). Any of the Expansion Premises Additional Tenant Improvement Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of this Lease shall be paid to Landlord, except as otherwise provided in Section 42, in a lump sum at the expiration or earlier termination of this Lease.

6.

Definition of Tenant’s Share of Operating Expenses. Commencing on the Expansion Premises Rent Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 63.66%”

7.	Base Term. Commencing on the Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Commencing (i) with respect to the Original Premises on the Commencement Date, and (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, and ending with respect to the entire Premises on the date that is 120 months after the Expansion Premises Rent Commencement Date.”

8.	Security Deposit. As of the date of this Second Amendment, the definition of “Security Deposit” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Security Deposit: $212,929.25”

Landlord currently holds a Security Deposit of $136,652.75 under the Lease. Concurrent with Tenant’s delivery of a signed original of this Second Amendment to Landlord, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $212,929.25 or an additional Letter of Credit in the amount of $76,303.50.

9.

Permitted Use. Notwithstanding anything to the contrary contained in the Lease, the Expansion Premises may only be used for general office and related uses in compliance with the provisions of the Lease. Furthermore, except for Hazardous Material contained in products customarily used by tenants in de minimis quantities for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Expansion Premises or use, store, handle, treat, generate, manufacture, transport, release or dispose of any Hazardous Material in, on or from the Expansion Premises.

10.

Parking. Subject to all of the provisions of Section 10 of the Lease, in addition to the parking rights provided to Tenant under the Lease, Tenant shall, from and after the Expansion Premises Rent Commencement Date and at no additional charge to Tenant during the Base Term, have the right in common with other tenants at the Project to use 2.5 parking stalls per 1,000 rentable square feet of the Expansion Premises in those areas designated for non-reserved parking, subject to Landlord’s rules and regulations. Subject to the provisions of the last sentence of Section 14 below, from and after the Parking Structure Substantial Completion (as defined below), Tenant shall have the right to use 4 parking stalls per 1,000 rentable square feet of the Expansion Premises (instead of to 2.5 parking stalls per 1,000 rentable square feet of the Expansion Premises).

For the avoidance of any doubt, if Tenant exercises any rights under the Lease to lease any additional premises at the Project, Tenant shall only be entitled to use 2.5 parking stalls per 1,000 rentable square feet of such additional premises.

11.	Right to Expand.

a. First Floor Right of First Refusal. Section 2 of the First Amendment is hereby deleted in its entirety and is null and void and of no further force or effect and Tenant shall have no further First Floor Right of First Refusal or rights to expand the Premises to include any portion of the first floor of the Building

b. Right of First Refusal for ROFR Space on Second Floor. As of the date of this Second Amendment, the defined term “ROFR Space” in Section 39 of the original Lease is hereby deleted in its entirety and replaced with the following:

“’ROFR Space’ shall mean all space located on the 2nd floor of the Building which is not occupied by a tenant or which is occupied by a then existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.”

Notwithstanding anything to the contrary contained in the Lease or herein, (i) Tenant’s Right of First Refusal shall commence and apply with respect to any Pending Deal(s) for any of the ROFR Space from and after the date hereof (with Tenant acknowledging that the Pending Transaction Space will not be available for occupancy by any tenant until The Medicines Company actually surrenders the Pending Transaction Space), (ii) the last sentence of Section 39(a) which provides that Landlord may lease any space on the second floor of the Building which is comprised of less than 12,500 rentable square feet to any third party (or third parties) on terms acceptable to Landlord, in its sole and absolute discretion, without triggering Tenant’s Right of First Refusal pursuant to Section 39(a) shall continue to apply, and (iii) Tenant’s exercise of its Right of First Refusal shall not in and of itself result in any amendment to the terms on which Tenant is leasing the Original Premises and/or the Expansion Premises.

c. Second Floor Suite Right of First Refusal. Tenant’s Second Floor Suite Right of First Refusal under Section 3 of the First Amendment with respect to the Second Floor Suite (as defined in the First Amendment) is hereby deleted in its entirety and is null and void and of no further force or effect.

12.	Right to Extend Term. As of the date of this Second Amendment, the first paragraph of Section 40(a) of the Lease is hereby deleted and replaced with the following:

“(a) Extension Rights. Tenant shall have 1 right (the “Extension Right”) to extend the term of this Lease for 5 years (the “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent, the Work Letter and the Expansion Premises Work Letter) by giving Landlord written notice of its election to exercise such Extension Right at least 12 months prior to the expiration of the Base Term of the Lease.”

Tenant’s Extension Right pursuant to Section 40 of the Lease shall apply to both the Original Premises and the Expansion Premises and may only be exercised with respect to the entire Premises (the Original Premises and the Expansion Premises).

13.	Termination Right. Section 42 of the Lease is hereby deleted in its entirety and replaced with the following:

“42. Termination Right. Tenant shall have the right, subject to the provisions of this Section 42, to terminate this Lease (“Termination Right”) with respect to the entire Original Premises and Expansion Premises only (and not any additional premises (e.g. the ROFR Space and/or the Second Floor Suite which may be leased by Tenant pursuant to any other provisions of the Lease) as of expiration of the 66th month after the Commencement Date (“Early Termination Date”), so long as Tenant delivers to Landlord (i) a written notice (“Termination Notice”), of its election to exercise its Termination Right no less than 12 months in advance of the Early Termination Date (“Final Notice Delivery Date”), and (ii) an early termination payment equal to the sum of (1) a termination fee in the amount of $5,000,000, plus (2) the unamortized amount of any outstanding Additional Tenant Improvement Allowance with interest as provided in Section 4(b) of the original Lease, plus (3) the unamortized amount of any outstanding Additional Expansion Premises Tenant Improvement Allowance with interest as provided in Section 5(c) of the Second Amendment (collectively, the “Early Termination Payment”). Tenant shall be required to deliver to Landlord 50% of the Early Termination Payment concurrently with Tenant’s delivery to Landlord of the Termination Notice and shall be required to deliver the other 50% of the Early Termination Payment to Landlord on or before the Early Termination Date. If Tenant timely and properly exercises the Termination Right and delivers the portion of the Early Termination Payment as required pursuant to this paragraph, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall thereafter have no further obligations under this Lease except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of this Lease, survive the expiration or early termination of this Lease. If Tenant does not deliver to Landlord the Termination Notice and the Early Termination Payment within the time periods provided in this paragraph, then, at Landlord’s option, Tenant shall be deemed to have waived its Termination Right and the provisions of this Section 42 shall have no further force or effect. In any case, if Tenant delivers a Termination Notice and the first 50% of the Early Termination Payment and subsequently fails to deliver the second 50% of the Early Termination Payment as required pursuant to this paragraph, such failure to deliver the second 50% of the Early Termination Payment shall constitute a Default under this Lease and Landlord may exercise any and all rights and remedies available to Landlord under this Lease and applicable Legal Requirements in connection with such failure.”

14.

Parking Structure. Landlord shall endeavor to substantially complete a Parking Structure at the Project which shall be roughly similar to the rendering shown on Exhibit C attached to this Second Amendment (“Parking Structure”) on or before March 1, 2016, subject only to punchlist items which do no materially impact the use of such Parking Structure (“Parking Structure Substantial Completion”).

Tenant acknowledges that Landlord had originally intended to construct the Parking Structure with approximately 421 parking spaces but, at Tenant’s request, Landlord has agreed to increase the size of the Parking Structure to accommodate Tenant’s desired parking ratio of 4 parking stalls per 1,000 rentable square feet of the Expansion Premises. In consideration of Landlord’s agreement to increase the size of the Parking Structure and to compensate Landlord for a portion of the additional costs to be incurred by Landlord to accommodate such request, Tenant shall be required to pay to Landlord $650,000 (“Parking Structure Fee”) which amount shall be due and payable to Landlord concurrent with Tenant’s execution and delivery of this Second Amendment to Landlord. Tenant may elect to credit any unused portion of the Tenant Improvement Allowance (but not the Additional Tenant Improvement Allowance) towards the Parking Structure Fee.

Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord does not currently have the governmental approvals necessary for the development of the Parking Structure. Landlord shall use commercially reasonable efforts to obtain the governmental approvals necessary for the development of the Parking Structure. If Landlord is unable, despite using commercially reasonable efforts, to obtain the governmental approvals, on terms and conditions and with costs reasonably acceptable to Landlord, necessary for the development of a Parking Structure and to provide Tenant with 4 parking stalls per 1,000 rentable square feet of the Expansion Premises, then Landlord shall notify Tenant in writing and Tenant shall only be entitled to use 2.5 parking stalls per 1,000 rentable square feet of the Expansion Premises and Landlord shall refund to Tenant the cash portion of the Parking Structure Fee that was actually paid by Tenant to Landlord.

15.

Community Center Amenities. In addition to the Amenities Fee with respect to the Original Premises, Tenant shall commence paying the Amenities Fee with respect to the Expansion Premises upon the later to occur of the Amenities Commencement Date or the Expansion Premises Rent Commencement Date.

16.

Temporary Expansion Premises. Commencing on February 15, 2015 (“Second Floor Suite Commencement Date”), and continuing until September 30, 2016 (“Second Floor Suite Term”), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Second Floor Suite consisting of approximately 6,477 rentable square feet and as more particularly shown on Exhibit D attached hereto. Tenant acknowledges and agrees that all of the terms and conditions of the Lease shall apply to the leasing of the Second Floor Suite, except that: (a) the term of the lease with respect to the Second Floor Suite shall be as set forth in the first sentence of this Section 16; (b) Tenant shall commence paying Base Rent with respect to the Second Floor Suite on the Second Floor Suite Commencement Date in the amount of $3.85 per rentable square foot of the Second Floor Suite per month; (c) the Base Rent payable by Tenant with respect to the Second Floor Suite shall be increased on February 1, 2016, to $3.97 per rentable square foot of the Second Floor Suite per month; (d) Tenant shall commence paying Tenant’s Share of Operating Expenses with respect to the Second Floor Suite (which is equal to 6.29%) on the Second Floor Suite Commencement Date and Tenant shall continue to pay Tenant’s Share of Operating Expenses with respect to the Second Floor Suite thereafter on the first day of each month during the Second Floor Suite Term; (e) Landlord shall not be required to make any improvements to the Second Floor Suite or provide any tenant improvement allowance with respect to the Second Floor Suite, and Tenant shall accept the Second Floor in its “as is” condition; (f) Tenant shall not be required to deliver any additional Security Deposit with respect to the Second Floor Suite; (g) subject to the terms of Section 10 of the original Lease, Tenant shall have the right at no charge during the Second Floor Suite Term, in common with other tenants of the Project, to use 2.5 parking spaces per 1,000 rentable square feet of the Second Floor Suite; (h) Tenant shall pay the Amenities Fee with respect to the Second Floor Suite commencing on the Amenities Commencement Date through the expiration of the Second Floor Suite Term; (i) Tenant may not make any Alterations or any other improvements in the Second Floor Suite without the prior written approval of Landlord, which approval may be granted or withheld in Landlord’s sole and absolute discretion; (j) Tenant shall not have any early termination right with respect to the Second Floor Suite; and (k) Tenant shall have no right to extend the Term of the Lease with respect to the Second Floor Suite beyond September 30, 2016.

Tenant shall surrender the Second Floor Suite upon the expiration of the Second Floor Suite Term in accordance with the surrender requirements contained in the Lease including, without limitation, delivering a Surrender Plan with respect to the Second Floor Suite. Notwithstanding anything to the contrary contained in the Lease, on or before the expiration of the Second Floor Suite Term, Tenant shall pay to Landlord, as Additional Rent, a restoration fee with respect to the Second Floor Suite in the amount of $5.00 per rentable square foot of the Second Floor Suite. Following the expiration or earlier termination of the Second Floor Suite Term, Tenant shall have no further rights of any kind with respect to the Second Floor Suite. Nothing contained herein shall release Tenant from any obligations under the Lease with respect to the Second Floor Suite which survive the expiration or earlier termination of the Lease.

17.

Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this Second Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

18.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Second Amendment and that no Broker brought about this transaction, other than Cassidy Turley and Hughes Marino. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker other than Cassidy Turley and Hughes Marino claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Second Amendment.

19.	Miscellaneous.

a. This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

d. Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

TENANT:

RECEPTOS, INC.,
a Delaware corporation

By:	/s/ Christian Waage
Its:	SVP & General Counsel

LANDLORD:

ARE-SD REGION NO. 35, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Gary Dean
		Its:	Vice President, RE Legal Affairs

Exhibit A

Expansion Premises

3033 SCIENCE PARK ROAD - LEVEL 1- EXISTING

DGA planning | architecture | interiors

ALEXANDRIA.

Exhibit B

Expansion Premises Work Letter

THIS EXPANSION PREMISES WORK LETTER (this “Expansion Premises Work Letter”) is incorporated into that certain Lease Agreement dated as of April 22, 2014, as amended by that certain First Amendment to Lease dated as of July 30, 2014 (“First Amendment”), and as further amended by that certain Second Amendment to Lease of even date herewith (as amended, the “Lease”), by and between ARE-SD REGION NO. 35, LLC, a Delaware limited liability company (“Landlord”), and RECEPTOS, INC., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.	General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Steve Calvao and Dave Bates (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Dan Ryan, Steve Pomerenke and Stu Berry (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that (i) the architect (the “TI Architect”) for Tenant’s Work (as defined in Section 2(a) below) shall be DGA, and (ii) DPR shall be the general contractor for Tenant’s Work. Hughes Marino/CM (the “Construction Manager”) shall be the construction manager for Tenant’s Work. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, the Construction Manager, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2.	Expansion Premises Tenant Improvements.

(a) Expansion Premises Tenant Improvements, Tenant’s Work and Landlord’s Work Defined. As used herein, “Expansion Premises Tenant Improvements” shall mean all improvements to the Expansion Premises desired by Tenant of a fixed and permanent nature, and “Tenant’s Work” shall mean the construction of the Expansion Premises Tenant Improvements. Tenant’s Work shall be required to comply with the Tenant Improvement Specifications attached hereto as Schedule 1 to Exhibit C to the Lease. As used herein, the term “Landlord’s Work” shall mean performing the work described on Schedule 2 to Exhibit C to the Lease.

Tenant shall be solely responsible for ensuring that the Expansion Premises and the design and specifications for the Expansion Premises Tenant Improvements are consistent with Tenant’s requirements. Tenant shall be solely responsible for all costs incurred by Landlord to alter the Building as a result of Tenant’s requested changes. Landlord shall have no obligation to, and shall not, secure any permits, approvals or entitlements related to Tenant’s specific use of the Expansion Premises or Tenant’s business operations therein. Other than the obligation to perform Landlord’s Work and funding the

Expansion Premises TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Expansion Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Landlord and Tenant have agreed to the schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Expansion Premises Tenant Improvements which are set forth on Schedule 1 to this Expansion Premises Work Letter.

(c) Working Drawings. Not later than 75 days after the date of the Second Amendment, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Expansion Premises Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Expansion Premises Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of the Expansion Premises Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Expansion Premises Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.	Performance of the Expansion Premises Tenant Improvements.

(a) Commencement and Permitting of the Tenant‘s Work. Tenant shall commence construction of Tenant‘s Work upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction of Tenant‘s Work consistent the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant, at no cost or expense to Landlord, in obtaining the TI Permit. Prior to the commencement of Tenant‘s Work, Tenant shall deliver to Landlord a copy of any contract with Tenant‘s contractors (including the TI Architect and the Construction Manager), and certificates of insurance from any contractor performing any part of Tenant‘s Work evidencing industry standard commercial general liability, automotive liability, ‘builder‘s risk‘, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord‘s lender (if any) as additional insureds for the general contractor‘s liability coverages required above.

Notwithstanding the foregoing, Tenant shall have no right to enter onto the Premises or the Project unless and until Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating that any insurance reasonably required by Landlord in connection with such pre-commencement access (including, but not limited to, any insurance that Landlord may require pursuant to the Lease) is in full force and effect. Any entry by Tenant and/or any Tenant Party shall comply with all reasonable established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work.

(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Expansion Premises Tenant Improvements, and within Landlord’s sole and absolute discretion if the matter concerns the structural components of the Building or any Building Systems.

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in Tenant’s Work.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed Tenant’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use or access of the Expansion Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Tenant’s Work, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of Tenant’s Work. Substantial Completion of Expansion Premises Tenant Improvements shall have occurred when (i) a certificate or temporary certificate of occupancy (or the equivalent permitting legal occupancy) has been issued for the Expansion Premises; (ii) the HVAC and MEP systems serving the Expansion Premises (the “Required Systems”) which Landlord is responsible for providing are in good working order; and (iii) the Expansion Premises Tenant Improvements are substantially complete excepting industry standard punch-list items; provided, however, to the extent the Required Systems are not in good working order pursuant to clause (ii), such failure shall constitute a Landlord Delay until the Required Systems are delivered in the required condition at Landlord’s sole cost.

(e) Landlord Delay. Other than with respect to Landlord Delay as provided for in this Expansion Premises Work Letter, nothing contained in the Lease or this Expansion Premises Work Letter shall delay the Commencement Date. As used herein, “Landlord Delay” shall mean any delay or failure to act by Landlord after the date hereof (other than a matter which qualifies as a Force Majeure or a delay by Tenant) solely to the extent such delay or failure actually causes or results in a delay in Substantial Completion of the Expansion Premises Tenant Improvements and may include, without limitation, Landlord’s failure to act within the time period required for such action pursuant to this Expansion Premises Work Letter, the failure by Landlord to substantially complete Landlord’s Work (including, without limitation, the Required Systems are not in good working order) no less than 30 days prior to the date of Substantial Completion of the Expansion Premises Tenant Improvements, and the failure of by Landlord to cooperate with Tenant and its contractors in connection with Tenant’s construction of Tenant’s Work including reasonable access to the Expansion Premises. Tenant acknowledges and agrees that the performance of Landlord’s Work and the cooperation and related coordination which Tenant is required under this Lease to provide in connection therewith shall under no circumstances constitute a Landlord Delay. The general contractor for Landlord’s Work shall, after consultation with the general contractor for the Expansion Premises Tenant Improvements, make the determination regarding the date on which Substantial Completion of the Expansion Premises Tenant Improvements would have occurred but for any Landlord Delay. In no event shall a Landlord Delay commence until Landlord receives written notice from Tenant notifying Landlord of the existence of such Landlord Delay; provided, that Tenant may give written notice to Landlord on the last day of any applicable time period within which Landlord is required to act, and if Landlord does not perform the action required on that day, Tenant shall be deemed to have given Landlord notice of the existence of such Landlord Delay.

4. Changes. Any changes requested by Tenant to Tenant’s Work after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 5 business days thereafter, provided that Landlord’s approval of a Change Request (i) relating to the Expansion Premises Tenant Improvements shall not be unreasonably withheld, conditioned or delayed, and (ii) relating to the Landlord’s Work shall be in Landlord’s sole and absolute discretion.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5.	Costs.

(a) Budget For Expansion Premises Tenant Improvements. Before the commencement of construction of Tenant’s Work, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Expansion Premises Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based on the TI Construction Drawings approved by Landlord and shall include (i) a payment to the Construction Manager equal to 4% of the Tenant Improvement Allowance (as hereinafter defined) (the “Construction Management Fee”), and (ii) a payment to Landlord of administrative rent (“Administrative Rent”) equal to 1% of the TI Costs, for monitoring and inspecting the construction of Tenant’s Work as more particularly described in the immediately following sentence, all of which shall be payable from the TI Fund. Landlord shall use reasonable efforts to provide the following services in connection with the Expansion Premises Tenant Improvements: (x) attend design and construction meetings for the Expansion Premises Tenant Improvements, (y) process Tenant’s draw requests for disbursement of funds from the Expansion Premises TI Allowance, and (iii) assist the Tenant Improvement design and construction team in coordination with Landlord’s Work design and construction team. Such Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with, such monitoring of the construction of the Expansion Premises Tenant Improvements.

(b) Expansion Premises TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “Expansion Premises TI Allowance”) for the Expansion Premises Tenant Improvements as follows:

1. a “Expansion Premises Tenant Improvement Allowance” in the maximum amount of $110.00 per rentable square foot in the Expansion Premises; and

2. to the extent elected to be used by Tenant, an “Expansion Premises Additional Tenant Improvement Allowance” in the maximum amount of $20.00 per rentable square foot in the Expansion Premises, which shall, to the extent used, result in the payment of Expansion

Premises TI Rent as set forth in the Section 5(c) of the Second Amendment. Within 10 business days of approval of the Budget from Landlord, Tenant shall notify Landlord how much of the Additional Tenant Improvement Allowance Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion.

The Expansion Premises TI Allowance shall be disbursed in accordance with this Expansion Premises Work Letter. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the Expansion Premises TI Allowance not required for the construction of the Expansion Premises Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (iii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the Expansion Premises TI Allowance that is not disbursed before the last day of the month that is 12 months after the date of the Second Amendment.

(c) Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Expansion Premises Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Expansion Premises Tenant Improvements (and Landlord agrees to equitably allocate the cost of electrical power and other utilities between Landlord and Tenant based on reasonable estimates of the usage of such electrical power and other utilities by the parties in connection with their respective construction activities at the Project), the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including the Construction Management Fee, Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). The TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Expansion Premises Tenant Improvements.

(d) Excess Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Expansion Premises Tenant Improvements except to the extent of the Expansion Premises TI Allowance. If at any time and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended Expansion Premises TI Allowance (collectively, “Excess Costs”), Tenant shall be required to pay any such Excess Costs, as a condition precedent to Landlord’s obligation to fund the unexpended Expansion Premises TI Allowance. If Tenant fails to pay such Excess Costs as required by the immediately preceding sentence, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The Expansion Premises TI Allowance and Excess Costs are herein collectively referred to as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for costs for all TI Costs and the cost of Minor Variations in excess of the Expansion Premises TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Expansion Premises Tenant Improvements, following the payment by Tenant of any Excess Costs pursuant to Section 5(d) above, Landlord shall pay TI Costs directly to the general contractor (unless otherwise directed by Tenant to other contractors) performing Tenant’s Work once a month against a draw request in Landlord’s standard form, accompanied by the following documents (i) invoices reflecting the TI Costs incurred by Tenant, (ii) certifications from Tenant’s architect or construction manager that the portion of Tenant’s Work reflected in the invoices has been completed, and (iii) lien waivers from the general contractor (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, which TI Costs shall be paid by Landlord no later than 30 days following receipt of such draw request and required documentation. Upon completion of the Expansion Premises Tenant Improvements (and prior to any disbursement of the final 10% of the Expansion Premises TI Allowance), Tenant shall deliver to Landlord: (i) certificates from Tenant’s construction manager setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Expansion Premises Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties for the Tenant’s Work.

6.	Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

Schedule 1

Approved TI Design Drawings for Expansion Premises

3033 SCIENCE PARK ROAD - LEVEL 1- OPTION B

DGA planning | architecture | interiors

ALEXANDRIA.

Exhibit C

Parking Structure

The planned parking structure is not yet permitted by Landlord and is expressly contingent upon Landlord’s ability to obtain the necessary governmental approvals to construct same.

L4 = 120 STALLS

LEVEL 4 PLAN

L3 = 122 STALLS

LEVEL 3 PLAN

TOTAL GARAGE PARKING COUNT:
L5 = 33
L4 = 120
L3 = 122
L2 = 116
L1 = 91
TOTAL = 482

ALEXANDRIA

CONCEPTUAL PLANS
2014-11-12

L3-L4

The planned parking structure is not yet permitted by Landlord and is expressly contingent upon Landlord’s ability to obtain the necessary governmental approvals to construct same.

L5 = 33 STALLS

LEVEL 5 PLAN

TOTAL GARAGE PARKING COUNT:
L5 = 33
L4 = 120
L3 = 122
L2 = 116
L1 = 91
TOTAL = 482

ALEXANDRIA

CONCEPTUAL PLANS
2014-11-12

L5

The planned parking structure is not yet permitted by Landlord and is expressly contingent upon Landlord’s ability to obtain the necessary governmental approvals to construct same.

Exhibit D

Second Floor Suite

D-1